UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 1, 2006

PAULA FINANCIAL
(Exact name of registrant as specified in its charter)

Delaware	0-23181	95-4640638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

PAULA FINANCIAL
87 E. Green Street, Suite 206
Pasadena, CA  91105
(Address of principal executive offices)

(626) 844-7100
(Registrant’s telephone number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

On September 1, 2006, the Board of Directors of Paula Financial (the “Company”) authorized the Company to purchase up to 200,000 shares of the Company’s common stock from Jeffrey A. Snider, the Company’s Chief Executive Officer, in a private transaction.  The purchase was accomplished pursuant to the Company’s previously announced and adopted share purchase program.  Following the completion of this purchase, approximately 1.7 million of the initially announced 3.0 million shares remain subject to purchase under the Company’s repurchase plan.

The purchase price was $2.49 per share, the average closing price for the prior 20 trading days.  The repurchase authorization included a downward price reset provision.  The price reset provision requires Mr. Snider to pay to the Company the amount by which the $2.49 per share purchase price exceeds the 20 trading day closing price average following the date of the Company’s filing of its quarterly report on Form 10-QSB for the period ended June 30, 2006.  As previously announced, the Company is delinquent in such filing.

FORWARD LOOKING STATEMENTS

This Form 8-K contains statements that are forward-looking in nature, including statements about a possible resetting of the price for the stock acquired in the above referenced repurchase.  Those statements are subject to risks and uncertainties that may cause actual results to differ materially, including the Company’s ability to cure any alleged default for non-compliance with the Nasdaq’s Marketplace Rules.

Item 9.01               Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit
Number	Description of Exhibit
99.1	Press Release of Paula Financial, dated September 6, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 6, 2006

By:	/s/ Steven P. Neiffer
Assistant Secretary